UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2015

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5571	75-1047710
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 RadioShack Circle, Mail Stop CF3-203, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 415-3011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement

As previously disclosed, on February 5, 2015, RadioShack Corporation (the “Company”) and its direct and indirect domestic subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors are continuing in possession of their properties and are managing their businesses, as debtors in possession, in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Chapter 11 Cases are being jointly administered by the Bankruptcy Court under In re RADIOSHACK CORPORATION, et al. (Case No. 15-10197).

On May 15, 2015, the Company and certain of its subsidiaries entered into a Purchase Agreement (the “IP Purchase Agreement”) with General Wireless Operations Inc. (the “Buyer”) for the sale (the “Sale”) of the Company’s brand name and customer data for $26.2 million in cash and the assumption of specified liabilities.

On June 4, 2015, the IP Purchase Agreement and Sale were approved by the Bankruptcy Court and the IP Purchase Agreement became enforceable against the Company. The Bankruptcy Court order approving the IP Purchase Agreement and Sale was entered following the completion of an auction process in which the Buyer was declared the winning bidder.

The IP Purchase Agreement contains customary representations, warranties and covenants and is subject to customary closing conditions, including receipt of Bankruptcy Court approvals. The IP Purchase Agreement allows the Buyer a period of up to 90 days following the closing date of the Sale to select contracts to be assumed by the Buyer in the Bankruptcy Cases (the “Assumed Contracts”) and allows the Buyer to defer the closing date with respect to the Assumed Contacts, specified assets related to the Company’s Asia sourcing business and specified trademarks registered in the United Kingdom for a period of up to six months following the closing date of the Sale. In addition, pursuant to the order of the Bankruptcy Court approving the IP Purchase Agreement and Sale, the Debtors are obligated to change each of their respective names to a name that does not contain any Trademark (as defined in the IP Purchase Agreement) upon and in connection with the closing of the Sale.

The IP Purchase Agreement may be terminated by either party in specified circumstances, including by the Buyer if the closing of the Sale does not occur on or prior to June 19, 2015.

The foregoing description of the IP Purchase Agreement is qualified in its entirety by reference to the full text of the IP Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.05. Costs Associated with Exit or Disposal Activities

The disclosures under Item 1.01 of this Current Report on Form 8-K are incorporated herein by reference.

The Company is currently unable in good faith to make a determination of an estimate of the amount or range of amounts expected to be incurred in connection with the Sale and the Chapter 11 Cases, both with respect to each major type of cost associated therewith and with respect to the total cost, or an estimate of the amount or range of amounts that will result in future cash expenditures for such transactions.

Item 8.01. Other Events

Holders of the Company’s common stock have no interest in the Buyer or the assets acquired by the Buyer in the Sale. As previously stated, the Company believes that there will be no value for common stockholders of the Company following completion of the bankruptcy liquidation process. Equity holders of a company in Chapter 11 bankruptcy generally receive value only if all claims of the company’s secured and unsecured creditors are fully satisfied. The Company believes that the claims of its secured and unsecured creditors will not be fully satisfied following completion of the Sale and the liquidation of the Company’s remaining assets.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

10.1	Purchase Agreement, dated as of May 12, 2015, among RadioShack Corporation, other sellers party thereto and General Wireless Operations Inc.

Cautionary Statement Regarding Forward Looking Statements

This document contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they include words like “anticipate” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook” and other words with similar meaning. The Company specifically disclaims any duty to update any of the information set forth in this document, including any forward-looking statements. These statements are based on management’s current expectations and assumptions, and as such involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated, both in connection with the Chapter 11 Cases and the Company’s business and financial prospects. The Company’s management believes its judgments about these possible future events are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include the Company’s ability to (1) complete the Sale, (2) liquidate or sell assets not sold in the Sale, (3) obtain Bankruptcy Court approval with respect to motions in the Chapter 11 Cases, and (4) develop and consummate one or more plans of liquidation with respect to the Chapter 11 Cases; the effects of the bankruptcy filing on the Company and the interests of various creditors, equity holders and other constituents; Bankruptcy Court rulings in the Chapter 11 Cases and the outcome of the cases in general; and risks associated with third-party motions in the Chapter 11 Cases, which may interfere with the Company’s ability to develop and consummate one or more plans of liquidation once such plans are developed. Additional information regarding these and other factors is included in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Reports on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RadioShack Corporation
(Registrant)

Date: June 10, 2015	/s/ Robert C. Donohoo
Robert C. Donohoo
Vice President, General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Purchase Agreement, dated as of May 12, 2015, among RadioShack Corporation, other sellers party thereto and General Wireless Operations Inc.